Exhibit 99.1

News Release

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER 2021

The Company Reports Record Implant Systems Revenue and Backlog

BEVERLY, Mass. — November 3, 2021—Axcelis Technologies, Inc. (Nasdaq: ACLS), a leading supplier of enabling ion implantation solutions for the semiconductor industry, today announced financial results for the third quarter ended September 30, 2021.

Highlights for the third quarter are as follows:

•	The Company reported third quarter revenue of $176.7 million, compared to $147.3 million for the second quarter of 2021. This includes quarterly system revenues of $126.2 million dollars, an implant systems record, compared to $100.1 million in the second quarter.

•	Operating profit for the quarter was $36.4 million, compared to $24 million for the second quarter.

•	Net income for the quarter was $27.5 million, or $0.81 per diluted share, compared to net income of $18.9 million, or $0.55 per diluted share for the second quarter.

•	Gross margin for the quarter was 43.3%, compared to 43.5% in the second quarter.

•	Shipped full family of Purion SiC Power Series™ implanters to leading power device chipmakers located in Asia and Europe.

•	Shipped multiple Purion™ high current and high energy implanters to a leading memory device manufacturer located in Asia.

President and CEO Mary Puma commented, “Axcelis delivered very strong third quarter financial performance driven by record implant systems revenue and solid gross margins. The mature and specialty markets, especially the implant-intensive power device segment, are generating significant market expansion. Axcelis is capitalizing on the strength of these segments with market leading Purion product extensions specifically designed to meet these customers’ requirements. The Company is well positioned for long-term, sustainable growth.”

Business Outlook

For the fourth quarter ending December 31, 2021, Axcelis expects revenues to be approximately $190 million. Gross margin in the fourth quarter is expected to be approximately 41.5%. Fourth quarter operating profit is forecasted to be approximately $37 million with earnings per diluted share of approximately $0.84. The Company also expects to exceed $640 million in revenue for the full year 2021.

News Release

Third Quarter 2021 Conference Call

The Company will host a call to discuss the results for the third quarter on Thursday, November 4, 2021 at 8:30 am ET. The call will be available to interested listeners via an audio webcast that can be accessed through the Investors page of Axcelis' website at www.axcelis.com, or by dialing 866.588.8911 (707.294.1561 outside North America). Participants calling into the conference call will be requested to provide the company name, Axcelis Technologies, and Audience Passcode: 4426677. Webcast replays will be available for 30 days following the call.

Safe Harbor Statement

This press release and the conference call contain forward-looking statements under the Private Securities Litigation Reform Act safe harbor provisions. These statements, which include our expectations for spending in our industry and guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are outside the control of the Company, including that customer decisions to place orders or our product shipments may not occur when we expect, that orders may not be converted to revenue in any particular quarter, or at all, whether demand will continue for the semiconductor equipment we produce or, if not, whether we can successfully meet changing market requirements, and whether we will be able to maintain continuity of business relationships with and purchases by major customers. Increased competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and instability caused by changing global economic, political or financial conditions could also cause actual results to differ materially from those in our forward-looking statements. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis:

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 40 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

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Company Contacts

Investor Relations:

Doug Lawson
978.787.9552

Editorial/Media:

Maureen Hart
978.787.4266

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Axcelis Technologies, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenue:
Product	$169,151	$104,799	$435,916	$334,126
Services	7,543	5,606	20,828	18,235
Total revenue	176,694	110,405	456,744	352,361
Cost of revenue:
Product	93,201	56,427	240,223	189,118
Services	6,981	5,817	19,560	17,634
Total cost of revenue	100,182	62,244	259,783	206,752
Gross profit	76,512	48,161	196,961	145,609
Operating expenses:
Research and development	16,707	14,867	49,015	45,513
Sales and marketing	11,415	9,763	33,979	27,404
General and administrative	11,996	9,649	33,226	28,726
Total operating expenses	40,118	34,279	116,220	101,643
Income from operations	36,394	13,882	80,741	43,966
Other (expense) income:
Interest income	51	106	124	658
Interest expense	(1,269)	(1,296)	(3,572)	(3,898)
Other, net	(963)	900	(2,131)	701
Total other expense	(2,181)	(290)	(5,579)	(2,539)
Income before income taxes	34,213	13,592	75,162	41,427
Income tax provision	6,698	2,807	12,261	6,119
Net income	$27,515	$10,785	$62,901	$35,308
Net income per share:
Basic	$0.82	$0.32	$1.87	$1.06
Diluted	$0.81	$0.32	$1.83	$1.04
Shares used in computing net income per share:
Basic weighted average common shares	33,537	33,477	33,643	33,159
Diluted weighted average common shares	34,089	34,174	34,339	34,070

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Axcelis Technologies, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	September 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$271,085	$203,479
Accounts receivable, net	78,257	86,865
Inventories, net	196,812	161,076
Prepaid expenses and other current assets	23,990	19,371
Total current assets	570,144	470,791
Property, plant and equipment, net	32,921	29,840
Operating lease assets	8,106	4,542
Finance lease assets, net	19,563	20,544
Long-term restricted cash	756	753
Deferred income taxes	44,206	57,851
Other assets	35,282	40,303
Total assets	$710,978	$624,624
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$35,499	$24,013
Accrued compensation	23,548	24,562
Warranty	5,741	4,280
Income taxes	623	654
Deferred revenue	54,502	21,221
Current portion of finance lease obligation	921	756
Other current liabilities	16,361	8,945
Total current liabilities	137,195	84,431
Long-term finance lease obligation	46,672	47,393
Long-term deferred revenue	3,738	1,837
Other long-term liabilities	11,694	9,361
Total liabilities	199,299	143,022

Stockholders’ equity:
Common stock, $0.001 par value, 75,000 shares authorized; 33,406 shares issued and outstanding at September 30, 2021; 33,633 shares issued and outstanding at December 31, 2020	33	34
Additional paid-in capital	559,913	570,102
Accumulated deficit	(50,017)	(91,969)
Accumulated other comprehensive income	1,750	3,435
Total stockholders’ equity	511,679	481,602
Total liabilities and stockholders’ equity	$710,978	$624,624